As filed with the Securities and Exchange Commission on June 26, 1998
                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------

                             BIG ENTERTAINMENT, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           FLORIDA                                       65-0385686
--------------------------------            ------------------------------------
 (State or other jurisdiction of            (IRS Employer Identification Number)
  incorporation or organization)

                        2255 GLADES ROAD, SUITE 237 WEST
                            BOCA RATON, FLORIDA 33431
                                 (561) 998-8000
    ------------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                             -----------------------

                               MITCHELL RUBENSTEIN
                             CHIEF EXECUTIVE OFFICER
                             BIG ENTERTAINMENT, INC.
                        2255 GLADES ROAD, SUITE 237 WEST
                            BOCA RATON, FLORIDA 33431
                          TELEPHONE NO. (561) 998-8000
                          FACSIMILE NO. (561) 998-2974
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             -----------------------

                          COPIES OF COMMUNICATIONS TO:

                              DALE S. BERGMAN, P.A.
                              NINA S. GORDON, P.A.
                                BROAD AND CASSEL
                    201 SOUTH BISCAYNE BOULEVARD, SUITE 3000
                              MIAMI, FLORIDA 33131
                          TELEPHONE NO. (305) 373-9400
                          FACSIMILE NO. (305) 373-9443

                             -----------------------

        Approximate date of commencement of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.

                           ---------------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                             PROPOSED MAXIMUM              PROPOSED MAXIMUM            AMOUNT OF
       TITLE OF SHARES               AMOUNT TO                OFFERING PRICE              AGGREGATE OFFERING         REGISTRATION
      TO BE REGISTERED             BE REGISTERED               PER SHARE(1)                    PRICE(1)                   FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                         248,053                    $4.95                     $1,227,862.35               $362.22
  $.01 par value                       shares
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                          30,000                    $9.68                       $290,400.00                $85.67
  $.01 par value(2)                    shares
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                          7,231                     $6.56                        $47,435.36                $13.99
  $.01 par value(3)                    shares
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                          55,000                    $4.6589                     $256,239.50                $75.59
  $.01 par value(4)                    shares
------------------------------------------------------------------------------------------------------------------------------------
               TOTAL:.........................................................................................         $537.47
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Represents shares issuable upon the exercise of a warrant issued by the Company having an exercise price of $9.68 per share. Also includes such additional shares as may be issuable as a result of the anti-dilution provisions of said warrant.

(3) Represents shares issuable upon the exercise of a warrant issued by the Company having an exercise price of $6.56 per share. Also includes such additional shares as may be issuable as a result of the anti-dilution provisions of said warrant.

(4) Represents shares issuable upon the exercise of warrants issued by the Company having an exercise price of $4.6589 per share. Also includes such additional shares as may be issuable as a result of the anti-dilution provisions of said warrants.

================================================================================

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                  SUBJECT TO COMPLETION, DATED JUNE _____, 1998

PROSPECTUS

                                 340,284 SHARES

                             BIG ENTERTAINMENT, INC.
                                  COMMON STOCK

         This Prospectus relates to an aggregate of 340,284 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Big Entertainment, Inc., a Florida corporation ("Big Entertainment" or the "Company"), to be sold from time to time by certain shareholders of the Company consisting of (i) 248,053 Shares held by certain shareholders and (ii) 92,231 of the Shares issuable upon exercise of various warrants (the holders of said shares and warrants collectively referred to as the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders, but will receive up to an aggregate of approximately $594,075 upon the exercise of the Warrants.

         The Selling Shareholders have advised the Company that they may from time to time sell all or a portion of the Shares offered hereby in one or more transactions in the over-the-counter market, on the Nasdaq SmallCap Market, the Boston Stock Exchange, the Philadelphia Stock Exchange, or on any other exchange on which the Common Stock may then be listed, in privately negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale or prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Shareholders and any participating broker-dealers may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). Neither the Company nor the Selling Shareholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of their sales of the Shares from time to time. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including certain liabilities under the Securities Act. See "Plan of Distribution."

         The Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "BIGE" and is listed on the Boston and Philadelphia Stock Exchanges under the symbol "BIG." On June 22, 1998, the last reported sales price of the Common Stock on the Nasdaq SmallCap Market was $4.875 per share.

                        --------------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.

                        --------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

                 THE DATE OF THIS PROSPECTUS IS JUNE ____, 1998

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and may also be obtained from the Commission's website located at HTTP://WWW.SEC.GOV. Quotations relating to the Company's Common Stock appear on the Nasdaq SmallCap Market, and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Quotations also appear on the Boston and Philadelphia Stock Exchanges and the previously mentioned information may be inspected at One Boston Place, Boston, Massachusetts 02108, and 1900 Market Street, Philadelphia, Pennsylvania 19103, respectively.

         The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Shares. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or annexed as exhibits to, such Registration Statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is hereby made to such Registration Statement, including the exhibits thereto. Copies of the Registration Statement, including exhibits, may be obtained from the aforementioned public reference facilities of the Commission upon payment of the fees prescribed by the Commission, or may be examined without charge at such facilities. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 and the Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1998, as filed by the Company with the Commission under the Exchange Act are incorporated in and made a part of this Prospectus by reference.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the sale of all of the Shares shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed documents, which also are incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

         This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. The Company hereby undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the information incorporated herein by reference. Exhibits to any of such documents, however, will not be provided unless such exhibits are specifically incorporated by reference into such documents. The requests should be addressed to: Mitchell Rubenstein, Chief Executive Officer, Big Entertainment, Inc., 2255 Glades Road, Suite 237 West, Boca Raton, Florida 33431, telephone number (561) 998-8000.

                                   THE COMPANY

GENERAL

         Big Entertainment is a diversified entertainment company engaged in the development and licensing of intellectual properties, the development and licensing of books, and the operation of entertainment-related retail stores. Big Entertainment conducts these activities through the Company and its wholly and majority-owned subsidiaries, as well as through a joint venture known as NetCo Partners ("NetCo Partners"), in which the Company has a 50% ownership interest.

         The Company has two operating divisions: the intellectual properties division and the entertainment retail division.

         The intellectual properties division owns the exclusive rights to certain original characters and concepts, created by best-selling authors and media celebrities, which it licenses across all media, including books, films and television, multi-media software, toys and other products. The Company and NetCo Partners acquire the rights to these intellectual properties pursuant to agreements that generally grant them the exclusive rights to the intellectual properties and the right to use the creator's name in the titles of the intellectual properties (such as TOM CLANCY'S NETFORCE, MICKEY SPILLANE'S MIKE DANGER, LEONARD NIMOY'S PRIMORTALS). The intellectual properties division also includes a book licensing and packaging operation which focuses on developing and executing book projects, typically with best-selling authors, which books are then licensed for publication to book publishers such as HarperCollins, Bantam Doubleday Dell, Random House, Simon & Schuster, Viking Press and Warner Books.

         The entertainment retail division operates a chain of retail studio stores and "Entertainment Super/bullet/Kiosks" that sell entertainment-related merchandise. Although all of the retail outlets are currently Company-operated, Big Entertainment has entered into two separate franchise agreements that provide in certain limited territorial areas for the future development of franchised Big Entertainment studio stores and Super/bullet/Kiosks in those areas. In addition, the Company has an agreement with The ABC Television Network ("ABC"), a division of The Walt Disney Company, pursuant to which the entertainment retail division runs ABC video clips on the television monitors in the Entertainment Super/bullet/Kiosks in exchange for promotional and advertising spots on ABC affiliate television stations.

         The principal executive offices of the Company are located at 2255 Glades Road, Suite 237 West, Boca Raton, Florida 33431, and its telephone number is (561) 998-8000.

                           FORWARD-LOOKING STATEMENTS

         The Company cautions readers that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be deemed to have been made in this Prospectus or that are otherwise made by or on behalf of the Company. For this purpose, any statements contained in this Prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" or the negative variations thereof or comparable terminology are intended to identify forward-looking statements. Factors which may cause or contribute to such difference in results include, but are not limited to, those discussed in the sections captioned "Risk Factors" below as well as those discussed elsewhere in this Prospectus and from time to time in the Company's filings with the Commission.

                                  RISK FACTORS

         THE SHARES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. BEFORE INVESTING IN THE COMMON STOCK, PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

         LIMITED OPERATING HISTORY. The Company began generating revenues and emerged from the development stage in the fourth quarter of 1994. Accordingly, the Company has a relatively limited operating history from which an evaluation of the Company's prospects may be made. The Company's prospects must be considered in light of the numerous risks, expenses, problems and difficulties typically encountered in connection with the establishment of a new business, the development and introduction of new products, and the competitive environment in which the Company is operating. There can be no assurance that the Company can successfully implement its current operating plan.

         OPERATING LOSSES AND ACCUMULATED DEFICIT. The Company has incurred significant net losses since its inception, including net losses of $2,995,347 and $6,655,609 for the years ended December 31, 1997 and 1996, respectively and $1,582,944 and $1,528,138 for the three months ended March 31, 1998 and 1997, respectively. The Company had accumulated deficits of $25,223,610 and $21,992,633 at December 31, 1997 and 1996, respectively, and $26,868,472 at
March 31, 1998.

         The Company has made several modifications to its initial business plan in an effort to reverse the losses that have been sustained since its inception. During 1997, the Company stopped publishing comic books, an activity that required a substantial amount of resources and had not proven to be profitable. Essentially all of the overhead associated with comic book publishing has been eliminated effective with the second quarter of 1997. At the same time, the Company decided to expand its retail operations and has initiated this expansion with the development of three prototype in-line retail stores. Substantial resources were devoted to the development of the prototype in-line stores which opened in the fourth quarter of 1997, including professional fees and expenses incurred to design the new stores, the hiring of additional field and administrative personnel, the selection and acquisition of new hardware and software for a new retail accounting and merchandising system to be implemented, and the capital expenditures for the new stores. The Company has also closed a number of its unprofitable kiosk units, redeploying some of the units to locations believed to be more profitable. In addition, the Company continues to acquire and develop its base of intellectual properties, and to negotiate additional licensing agreements thereon, which while not capital intensive, requires a substantial amount of time from its senior executives. While the Company believes that these measures will ultimately reverse its operating losses, there can be no assurances that the revenues generated by the intellectual property and retail divisions will be sufficient to offset the associated expenses incurred.

         AVAILABILITY OF CASH AND WORKING CAPITAL. The Company's cash and cash equivalents at December 31, 1997 and 1996 totaled $887,153 and $1,675,852, respectively. The Company had working capital deficit of $491,513 at December 31, 1997 compared to working capital of

$1,285,093 at December 31, 1996. At March 31, 1998, the Company had cash and cash equivalents of $329,686 and a working capital deficit of $917,258. During the year ended December 31, 1997, the Company used $4,012,481 of cash to fund its operating activities and incurred a net loss of $2,995,347 during such period. Net cash used in operating activities during the first quarter of 1998 was $1,530,023, and the Company's net loss during such quarter was $1,582,944. The long-term financial success of the Company is dependent upon the Company's ability to generate adequate revenue to offset operating expenses. The Company continues to seek additional financing to fund its growth plan and for working capital. Any such additional financing may result in dilution to the Company's shareholders. Based on currently proposed plans and assumptions relating to its operations, absent the Company's plans to expand its in-line studio stores (see "-- Retail Operations," below), the Company believes that anticipated cash flows from operations and its other potential sources of capital will be sufficient to satisfy the Company's working capital requirements for approximately the next 12 months. If the Company's plans change or its assumptions prove to be inaccurate, the Company may be required to seek further financing or to curtail its operations. There can be no assurance that any additional financing, if required, will be available to the Company, or that if available, such financing will be on terms favorable to the Company.

         The Company's Chairman of the Board and Chief Executive Officer and the Company's Vice Chairman and President have extended a $1.1 million unsecured line of credit facility to the Company. The line of credit bears interest at the JP Morgan Bank prime rate of interest. The outstanding balance under this line of credit was $1,411,500 as of June 23, 1998. In addition, the Company's Chairman of the Board and Chief Executive Officer and the Company's Vice Chairman and President have represented that they would provide the Company, if required, with an amount not to exceed $2.5 million during 1998 in order to enable the Company to meet its working capital requirements for the balance of 1998; provided, however, that the commitment will terminate in the event the Company raises no less than $2.5 million from other sources during the year. In the event that the Company raises less than $2.5 million, the dollar amount of the commitment will be reduced on a "dollar for dollar" basis to the extent of such funds raised by the Company. This commitment is in addition to the existing $1.1 million credit facility extended by these executives. Any such working capital financing provided to the Company by the Company's Chairman and Chief Executive Officer and the Company's Vice Chairman and President will be upon terms negotiated and agreed to between them and the Company's Board of Directors.

         RETAIL OPERATIONS. The success of the Company's entertainment retail division depends upon the Company's ability to open and operate Big Entertainment studio stores and kiosks on a timely and profitable basis. The Company has increased the number of its retail kiosks at a moderate pace, adding 10 new units in 1995, 10 new units in 1996 and four new units in 1997. These new units coupled with the addition of three new in-line studio stores that were opened in the fourth quarter of 1997 have necessitated that the Company incur additional operating and administrative expenses in conjunction with its retail operations. The Company has closed eight kiosks in 1998 and has not opened any new kiosk locations. Instead, the Company intends to expand its retail operations through the opening of additional Company-owned studio stores. The successful realization of the Company's expansion plans depends on, among other things, the ability of the Company and its franchisees to secure suitable sites, to hire, train and retain qualified personnel; to obtain leases on favorable terms; to secure any required financing; and the general business and economic conditions in the localities of its retail outlets. The Company plans to evaluate the results of its retail store expansion (particularly the new in-line store concept) and to make modifications and/or curtail operating and administrative costs where appropriate. There can be no assurance that the Company will be successful in expanding or operating its retail outlets or continuing the implementation of its franchise program.

         COMPETITION. Competition is generally intense in the entertainment industries in which the Company operates. In the licensing market, the Company competes with a wide range of other corporations as well as individuals, many of which have more financial resources than the Company. The Company's entertainment retail division competes for sales with specialty stores and other retail outlets which offer entertainment merchandise. There can be no assurance that the Company will be able to compete successfully in any of these market segments.

         TRADEMARKS AND PROPRIETARY RIGHTS. The Company's intellectual properties are the principal assets of the Company's licensing and publishing divisions. The Company has filed applications for federal trademark registration of its existing trademarks and files applications for trademark and copyright protection for each of its intellectual properties. Although to date the Company has approximately 30 U.S. registered trademarks and applications to register additional trademarks pending, there can be no assurance that any such additional applications will be approved, or that the Company will have the financial and other resources necessary to enforce its proprietary rights against infringement by others. The inability of the Company to obtain adequate protection of or to enforce its proprietary rights could have a material adverse effect on the Company.

         DEPENDENCE ON MANAGEMENT. Mitchell Rubenstein, the Company's Chairman of the Board and Chief Executive Officer, and Laurie S. Silvers, the Company's Vice Chairman and President, have been primarily responsible for the organization of the Company and the development of its business. Each of them has entered into an employment agreement with the Company that expires in July 1998 but which is expected to be renewed for an additional five-year term. Such employment agreements generally provide, among other things, that the Company's termination of either of such agreements without "cause" will also constitute a termination of the other agreement without "cause" (as defined in such agreements), and that an executive whose employment agreement is terminated without cause shall continue to receive his or her salary until the expiration of the term of the agreement. The Company is the beneficiary of $1,000,000 in key man insurance on the lives of each of these executives of which $500,000 per policy has been pledged to one of the Company's senior creditors. The loss of the services of either of these individuals would have a material adverse effect on the Company. The Company's future success will also be dependent upon its ability to attract and retain qualified and creative management, administrative and other personnel.

         SIGNIFICANT INFLUENCE OF PRINCIPAL SHAREHOLDERS. As of the date of this Prospectus, the Company's executive officers and directors beneficially owned in the aggregate approximately 30.5% of the outstanding shares of Common Stock. As a result, such persons have the ability to significantly influence the outcome of any matters submitted to a vote of the Company's shareholders.

         DIVIDENDS. The Company has not paid any cash dividends on its Common Stock since its inception. Dividends on the Company's Series A Preferred Stock and Series B Preferred Stock are payable solely in shares of Common Stock. The Company's outstanding Series C Preferred Stock accrues cash dividends at the annual rate of 4%. The Company intends to retain earnings remaining after payment of such cash dividends to finance the development and expansion of its business.

         TRADING MARKET FOR COMMON STOCK. The Company's Common Stock is quoted on the Nasdaq SmallCap Market and the Boston and Philadelphia Stock Exchanges. There currently is a relatively limited trading market for the Common Stock. Furthermore, there can be no assurance that a more active trading market for the Common Stock will develop or, if developed, that it would be sustained.

         POTENTIAL VOLATILITY OF STOCK PRICE. The market price of the Common Stock could be subject to significant fluctuation in response to the Company's operating results and other factors, including general price fluctuations in securities markets. From time to time the stock markets have experienced extreme price and volume fluctuations. This volatility has had significant effects on the market prices of securities issued by many companies, especially smaller public companies, often for reasons unrelated to their operating performance.

         SHARES ELIGIBLE FOR FUTURE SALE. As of the date of this Prospectus, approximately 3,367,000 shares of Common Stock held by existing shareholders and 186,405 shares of Common Stock held in escrow constitute "restricted shares" as defined in Rule 144 under the Securities Act ("Rule 144"), and may only be sold if such shares are registered under the Securities Act or sold in accordance with Rule 144 or another exemption from registration under the Securities Act. Sales under Rule 144 are subject to the satisfaction of certain holding periods, volume limitations, manner of sale requirements, and the availability of current public information about the Company. Substantially all of the Company's restricted shares of Common Stock are either eligible for sale pursuant to Rule 144 or have been registered under the Securities Act for resale by the holders thereof, including the Shares, which will permit the sale of such registered shares of Common Stock in the open market or in privately negotiated transactions without compliance with the requirements of Rule 144. The Company is unable to estimate the amount, timing or nature of future sales of outstanding Common Stock. Sales of substantial amounts of the Common Stock in the public market may have an adverse effect on the market price thereof.

         EFFECT OF OUTSTANDING OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES. As of the date of this Prospectus, the Company has outstanding options granted under the Company's stock option plans to purchase an aggregate of 1,014,543 shares of Common Stock, warrants to purchase an aggregate of 944,996 shares of Common Stock, and 20,000 shares of Series C Preferred Stock convertible into 395,257 shares of Common Stock. As long as such options, warrants and convertible securities remain unexercised or are not converted, as the case may be, the terms under which the Company could obtain additional capital may be adversely affected. Moreover, the holders of the options, warrants and convertible securities may be expected to exercise or convert them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on terms more favorable than those provided by such securities.

         ANTI-TAKEOVER PROVISIONS. The Company's Articles of Incorporation authorize the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Company's Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could also be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company may issue additional shares of preferred stock in the future for financing and other purposes, the Company does not have any agreements to issue additional shares of preferred stock as of the date of this Prospectus.

         The Company has adopted a Shareholders' Rights Plan and in September 1996 declared a dividend of one right ("a Right") for each outstanding share of Common Stock. Each Right entitles the holder thereof to purchase from the Company one share of Common Stock at a price of $25.00 per share upon the occurrence of specific events. See "Description of Capital Stock -- Shareholders' Rights Plan." Such Rights may cause substantial dilution to a person or group that attempts to acquire the Company in a manner or on terms not approved by the Board of Directors. The Shareholders' Rights Plan is intended to encourage a person interested in acquiring the Company to negotiate with, and to obtain the approval of, the Board of Directors in connection with such a transaction. The Shareholders' Rights Plan, however, may discourage a future acquisition of the Company, including an acquisition in which shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

                                 USE OF PROCEEDS

         The Company will receive no proceeds from the sale of any of or all of the Shares of Common Stock being offered by the Selling Shareholders hereunder, but may receive an aggregate of approximately $594,075 upon exercise of all of the Warrants. Such proceeds, if any, will be used for working capital and other corporate purposes.

         Expenses expected to be incurred by the Company in connection with the registration of the Shares are estimated at approximately $20,000.


                              SELLING SHAREHOLDERS

         The Company has been advised by the Selling Shareholders that none of the Selling Shareholders has or had a position, office or other material relationship with the Company or any of its affiliates within the past three years. Unless otherwise indicated, the following table sets forth certain information with respect to the ownership of the Company's Common Stock by each Selling Shareholder as of the date of this Prospectus.

                                          OWNERSHIP OF SHARES                                    OWNERSHIP OF SHARES
                                            OF COMMON STOCK                  NUMBER OF             OF COMMON STOCK
       NAME AND ADDRESS OF                 PRIOR TO OFFERING                  SHARES               AFTER OFFERING(1)
       SELLING SHAREHOLDER               SHARES       PERCENTAGE          OFFERED HEREBY      SHARES       PERCENTAGE
       -------------------               ------       ----------          --------------      ------       ----------
Taurus Equity Fund, L.P                 157,321(2)        2%               157,321                0              *
c/o Wasserstein Perella & Co.
31 W. 52nd Street
New York, NY  10019

Apollo Capital Management                   80,000        1%                80,000                0              *
Group L.P.
150 Second Avenue N.
Suite 860
St. Petersburg, FL  33701

The Seedling Fund L.P.                      50,000        *                 50,000                0              *
591 Stewart Avenue
Suite 550
Garden City, NY  11530

BankBoston Retail Finance, Inc.          30,000(3)        *                 30,000                0              *
40 Broad Street
Boston, MA  02110

Joseph Stein, Jr.                         9,439(4)        *                 9,439                 0              *
c/o Wasserstein Perella & Co.
31 W. 52nd Street
New York, NY  10019

TLP Leasing Programs, Inc.                7,231(5)        *                 7,231                 0              *
One Financial Center, 21st Floor
Boston, MA  02111

Steinberg Family Trust                    6,293(6)        *                 6,293                 0              *
6610 Cross Country Boulevard
Baltimore, MD  21215

-------------------------
*Less than 1%.

(1) Assumes that all shares are sold pursuant to this Registration Statement offering and that no other shares of Common Stock are acquired or disposed of by the Selling Shareholders prior to the termination of this offering. Because the Selling Shareholders may sell all, some or none of their shares or may acquire or dispose of other shares of Common Stock, no reliable estimate can be made of the aggregate number of shares that will be sold pursuant to this offering or the number or percentage of shares of Common Stock that each Selling Shareholder will own upon completion of this offering.

(2) Consists of 107,321 shares of Common Stock and 50,000 shares issuable upon exercise of a Warrant to purchase shares of Common Stock at a price of $4.6589 per share.

(3) Consists of shares issuable upon exercise of a Warrant to purchase shares of Common Stock at a price of $9.68 per share.

(4) Consists of 6,439 shares of Common Stock and 3,000 shares of Common Stock issuable upon exercise of a Warrant to purchase shares of Common Stock at a price of $4.6589 per share.

(5) Consists of shares issuable upon exercise of a Warrant to purchase shares of Common Stock at a price of $6.56 per share.

(6) Consists of 4,293 shares of Common Stock and 2,000 shares of Common Stock issuable upon exercise of a Warrant to purchase shares of Common Stock at a price of $4.6589 per share.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders have advised the Company that they may from time to time sell all or a portion of the Shares offered hereby in one or more transactions in the over-the-counter market, on the Nasdaq SmallCap Market, the Boston Stock Exchange, the Philadelphia Stock Exchange, or on any other exchange on which the Common Stock may then be listed, in privately negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale or prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Shareholders and any participating broker-dealers may be deemed to be "underwriters" as defined in the Securities Act. Neither the Company nor the Selling Shareholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of their sales of the Shares from time to time. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including certain liabilities under the Securities Act.

         Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed broker-dealers or pursuant to available exemptions from such requirements. In addition, in certain states the Shares may not be sold therein unless the Shares have been registered or qualified for sale in such state or an exemption from such requirement is available and is complied with.

         The Company will pay certain expenses in connection with this offering, estimated to be approximately $20,000, but will not pay for any underwriting commissions and discounts, if any, or counsel fees or other expenses of the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders, their directors, officers, agents and representatives, and any underwriters, against certain liabilities, including certain liabilities under the Securities Act. The Selling Shareholders have also agreed to indemnify the Company, its directors, officers, agents and representatives against certain liabilities, including certain liabilities under the Securities Act.

         The Selling Shareholders and other persons participating in the distribution of the Shares offered hereby are subject to the applicable requirements of Rule 10b-6 promulgated under the Exchange Act in connection with sales of the Shares.

                            DESCRIPTION OF SECURITIES

GENERAL

         The Company's authorized capital stock consists of 25,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of June 16, 1998, 7,343,832 shares of Common Stock and an aggregate of 360,446 shares of Preferred Stock were outstanding, and 186,405 shares of Common Stock were issued and held in escrow. The transfer agent for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

COMMON STOCK

         Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of the shareholders. The holders of Common Stock are entitled to receive dividends, when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefor. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratably in the assets of the Company, if any, legally available for distribution to shareholders after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding shares of the Company's Preferred Stock. The Common Stock has no preemptive rights and no subscription, redemption or conversion privileges. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of Common Stock voting for the election of directors will be able to elect all members of the Board of Directors. A majority vote will also be sufficient for other actions that require the vote or concurrence of shareholders. All of the outstanding shares of Common Stock are, and the shares to be sold in this Offering will be, when issued and paid for, fully paid and nonassessable.

PREFERRED STOCK

         GENERAL. The Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the number of shares constituting any such series, the voting powers, designations, preferences and relative participation, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights and dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders. The issuance of Preferred Stock by the Board of Directors could affect the rights of the holders of Common Stock. For example, such issuance could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends, and in liquidation, over the Common Stock, and could (upon conversion or otherwise) enjoy all of the rights appurtenant to Common Stock.

         SERIES A PREFERRED STOCK. The Company has designated 217,600 shares of Preferred Stock as the Company's Series A Preferred Stock, and has issued 217,600 shares of such Series A Preferred Stock as of the date of this Prospectus. The Series A Preferred Stock has a stated value of $6.25 per share and accrues non-cash dividends, payable quarterly in shares of Common Stock based on prevailing market prices for the Common Stock. The dividends accrue on the stated value of the outstanding shares of Series A Preferred Stock at a variable rate equal to a specified bank prime rate (8.50% as of the date of this Prospectus). The Series A Preferred Stock is redeemable at the Company's option for $7.1875 per share in cash. The holders of the Series A Preferred Stock will be entitled to vote together with the holders of Common Stock on all matters, with each share of Series A Preferred Stock having one vote. The Series A Preferred Stock will have a liquidation preference of $7.1825 per share over the Common Stock. The Company and certain holders of Common Stock (Mitchell Rubenstein, Laurie S. Silvers, Martin H. Greenberg and Asbury Park Press, Inc.) agreed in connection with the sale of the Series A Preferred Stock that the Company shall appoint one nominee of Tekno Simon, LLC ("Tekno Simon"), the holder of all outstanding shares of the Series A Preferred Stock, to the Company's Board of Directors and that such shareholders shall vote their shares for election of such nominee to the Company's Board of Directors. Such holder's current nominee on the Board is Deborah J. Simon, who was appointed to the Board in November 1996.

         SERIES B PREFERRED STOCK. The Company has designated 142,223 shares of Preferred Stock as its Series B Variable Rate Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock") of which 122,846 shares are outstanding. The terms of the Series B Preferred Stock are identical to those of the Series A Preferred Stock, except that the stated value of the Series B Preferred Stock is $5.21 per share.

         SERIES C PREFERRED STOCK. The Company has designated 100,000 shares of the Preferred Stock as 4% $100 Series C Convertible Preferred Stock (the "Series C Preferred Stock"), of which 20,000 shares are issued and outstanding. The Series C Preferred Stock pays quarterly cash dividends at the annual rate of 4% and is convertible into shares of Common Stock based on a conversion price of $5.06 per share. The Series C Preferred Stock has a liquidation preference of $100 per share over the Common Stock. The Series C Preferred

Stock ranks junior to the Series A Preferred Stock and Series B Preferred Stock as to payment of dividends and liquidation rights. Each share of Series C Preferred Stock is entitled to one vote per share, together with the holders of shares of the Company's Common Stock, Series A Preferred Stock and Series B Preferred Stock, as a single class on all matters presented to a vote of the Company's shareholders, except as otherwise expressly required by law.

CERTAIN ANTI-TAKEOVER EFFECTS

         Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law and the Company's Articles of Incorporation also authorize the Company to indemnify the Company's directors, officers, employees and agents. Pursuant to such authorization, the Company has entered into agreements with each of its directors and certain of its officers providing for indemnification to the fullest extent permitted by law.

         Additionally, the authority possessed by the Board of Directors to issue Preferred Stock and the Company's Shareholders' Rights Plan described below could potentially be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. The Board of Directors may issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock. Except as described above, there are no agreements or understandings for the issuance of Preferred Stock as of the date of this Prospectus.

SHAREHOLDERS' RIGHTS PLAN

         The Company has implemented a Shareholders' Rights Plan providing for a dividend distribution of one Right for each outstanding share of Common Stock. On August 23, 1996, the Board of Directors declared a dividend of one Right for each outstanding share of Common Stock to the shareholders of record on such date, payable on September 4, 1996. Each Right entitles the holder thereof to purchase from the Company one share of Common Stock at a price of $25.00 per share (the "Exercise Price"). The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and American Stock Transfer & Trust Company, as Rights Agent, dated as of August 23, 1996.

         The Rights will expire 10 years after issuance, unless earlier redeemed by the Company as provided in the Rights Agreement at a price of $.01 per Right. The Rights are not currently exercisable and automatically trade together with the Common Stock.

         The Rights, unless earlier redeemed, will become exercisable upon the occurrence of certain events as defined in the Rights Agreement, which generally would result in a change in control of the Company or the acquisition of 15% or more of the Company's Common Stock in transactions not approved by the Board of Directors prior to consummation thereof. Unless the Rights are earlier redeemed, in the event that, after the Rights become exercisable, the Company were to be acquired in a merger or other business combination (in which outstanding shares of the Company's Common Stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, the Rights Agreement provides that proper provision will be made so that each holder of record of a Right will have the right to receive, upon payment of the Exercise Price, that number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the Exercise Price. In addition, unless the Rights are earlier redeemed, if a person or group becomes an "acquiring person" (as defined in the Rights Agreement), the Rights Agreement provides that proper provision will be made so that each holder of record of a Right, other than such acquiring person (whose Rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the Exercise Price, that number of shares of the Company's Common Stock having a market value at the time of the transaction equal to two times the Exercise Price.

         The number of shares of Common Stock issuable upon exercise of the Rights and the Exercise Price of the Rights are subject to certain adjustments as set forth in the Rights Agreement. Until a Right is exercised, the holder, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

         The Rights will have certain anti-takeover effects by causing substantial dilution to a person or group that attempts to acquire the Company in a manner or on terms not approved by the Board of Directors. The Rights, however, should not deter any prospective offeror willing to negotiate in good faith with the Board of Directors, nor should the Rights interfere with any merger or other business combination approved by the Board of Directors.

SHARES ELIGIBLE FOR FUTURE SALE

         See "Risk Factors -- Shares Eligible for Future Sale."

                                  LEGAL MATTERS

         The validity of the Shares is being passed upon for the Company by Broad and Cassel, a partnership including professional associations, 201 South Biscayne Boulevard, Suite 3000, Miami, Florida 33131.

                                     EXPERTS

         The financial statements of the Company incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in its report with respect thereto, and is incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

===============================================================================

No dealer, salesperson or any other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus in connection with the offering made hereby, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Shares described in the cover page hereof, or an offer to sell or a solicitation of an offer to buy the Shares offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.


         -------------------

         TABLE OF CONTENTS

                                                PAGE

AVAILABLE INFORMATION.........................    3
INCORPORATION OF CERTAIN
  DOCUMENTS BY REFERENCE......................    3
THE COMPANY...................................    4
FORWARD-LOOKING STATEMENTS....................    6
RISK FACTORS..................................    7
USE OF PROEEDS................................   11
SELLING SHAREHOLDERS..........................   12
PLAN OF DISTRIBUTION..........................   13
DESCRIPTION OF SECURITIES.....................   14
LEGAL MATTERS.................................   17
EXPERTS.......................................   18


                                 340,284 Shares


                             BIG ENTERTAINMENT, INC.


                                  Common Stock


                           --------------------------

                                   PROSPECTUS

                           --------------------------



                                  June__, 1998

===============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Company estimates that its expenses in connection with this registration statement will be as follows:

         Securities and Exchange Commission registration fee....      $   537
         Legal fees and expenses................................       10,000
         Accounting fees and expenses...........................        5,000
         Miscellaneous..........................................        4,463
                                                                      -------
                  Total.........................................      $20,000
                                                                      =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company has authority under Section 607.0850 of the Florida Business Corporation Act (the "FBCA") to indemnify its directors and officers to the extent provided for in the FBCA. The Company's Amended and Restated Articles of Incorporation provide that the Company shall indemnify and may insure its officers and directors to the fullest extent permitted by law. The Company has also entered into agreements with each of its directors and executive officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

         The provisions of the FBCA that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws. The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Pursuant to certain registration rights agreements, each of the Company and the Selling Shareholders has agreed to indemnify the others and their directors, officers, agents and representatives (and with respect to the indemnification by the Company, any underwriters) against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER            DESCRIPTION OF EXHIBIT
------            ----------------------
5.1               Opinion of Broad and Cassel.

23.1              Consent of Broad and Cassel (included in Exhibit 5.1 hereto).

23.2              Consent of Arthur Andersen LLP.

24.1              Power of Attorney (included in signature page).

ITEM 17. UNDERTAKINGS.

         (a) RULE 415 OFFERING. The undersigned Registrant hereby undertakes to:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i) Include any prospectus required by Section
10(a)(3) of the Securities Act.

                           (ii) Reflect in the prospectus any facts or events
which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) Include any additional or changed material
information on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) REQUEST FOR ACCELERATION OF EFFECTIVE DATE. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 26th day of June, 1998.

                                                  BIG ENTERTAINMENT, INC.

                                                  By: /S/ MITCHELL RUBENSTEIN
                                                      --------------------------
                                                      Mitchell Rubenstein
                                                      Chairman of the Board and
                                                      Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mitchell Rubenstein his or her true and lawful attorney-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                   TITLE                              DATE
---------                                                   -----                              -----
/S/ MITCHELL RUBENSTEIN                        Chairman of the Board and Chief             June 26, 1998
-----------------------                         Executive Officer (Principal
MITCHELL RUBENSTEIN                                  executive officer)

/S/ LAURIE S. SILVERS                          Vice Chairman of the Board and              June 26, 1998
-----------------------                                   President
LAURIE S. SILVERS

/S/ MARCI L.YUNES                                  Chief Financial Officer                 June 26, 1998
-----------------------                           (Principal financial and
MARCI L. YUNES                                       accounting officer)

                                      II-4


/S/ LAWRENCE GOULD                                        Director                         June 26, 1998
-----------------------
LAWRENCE GOULD

/S/ MARTIN H. GREENBERG                                   Director                         June 26, 1998
-----------------------
MARTIN H. GREENBERG

/S/ HARRY T. HOFFMAN                                      Director                         June 26, 1998
-----------------------
HARRY T. HOFFMAN

/S/ E. DONALD LASS                                        Director                         June 26, 1998
-----------------------
E. DONALD LASS

                                                          Director                         June __, 1998
-----------------------
JULES L. PLANGERE

/S/ DEBORAH J. SIMON                                      Director                         June 26, 1998
-----------------------
DEBORAH J. SIMON


                                 EXHIBIT INDEX


EXHIBIT                 DESCRIPTION
-------                 -----------

5.1                     Opinion of Broad and Cassel.

23.2                    Consent of Arthur Andersen LLP.